                                                                      EXHIBIT 99


[LOGO]
ITT HARTFORD        News Release
                    ITT Hartford Group, Inc. .Hartford Plaza. Hartford, CT 06115


Date:           October 18, 1996
For Release:    Upon Receipt
Contact:        Connie Gurney                          Sue Honeyman
                Office: 860/547-6237                   Office: 860/547-4976
                Home:   860/521-3192                   Home:   203/397-9233




                    ITT HARTFORD REPORTS THIRD QUARTER LOSS
                       DUE TO ENVIRONMENTAL, GIC CHARGES

HARTFORD, Conn. - ITT Hartford Group Inc. (NYSE:HIG), an insurance and financial services company, today reported a $543 million ($4.63 per share) net loss for the third quarter, due to $693 million of non-recurring after-tax charges. These actions increase asbestos and environmental reserves ($510 million), accelerate future losses on the company's closed book of Guaranteed Investment Contracts ($169 million), and address other, primarily foreign tax-related, items ($14 million).

       "With the advent of new methodologies and databases, we believe it was financially responsible and prudent to conduct a ground-up analysis, unparalleled in its scope, of our asbestos and environmental exposures," said Donald R. Frahm, The Hartford's chairman and chief executive officer. "By taking today's action, we address our ultimate asbestos and environmental liabilities. This action and the other one-time charges eliminate a substantial drag on our annual operating earnings and position us for a strong future."

        Absent these charges, The Hartford would have reported $150 million of net income for the quarter, a 13 percent decline from the same quarter last year. Core earnings were $132 million, down 15 percent compared with $155 million for last year's third-quarter, primarily due to unusually high catastrophe claims and the resolution of several large environmental cases. Excluding these two items, core earnings were up 16 percent to $215 million from $186 million for the third quarter 1995. Catastrophe claims for the period were unusually high at $49 million, more than triple the $14 million reported for the same period last year.

                                    -more-

3rd Q/2


        Due to the non-recurring GIC charge, The Hartford's revenues were down
7 percent to $2.8 billion. Revenues for ongoing operations, which exclude the GIC charge and other run-off operations, were up 1 percent to almost $3 billion compared with the $2.9 billion for the same quarter last year. Realized capital gains, excluding the GIC charge, were $18 million (after-tax), triple last year's third quarter. Since the beginning of the year, assets have grown nearly 11 percent to $104 billion from $93.9 billion.

        For the first nine months of the year, the company reported a net loss of $304 million, compared with $418 million of net income for the same period last year. Core earnings were down 4 percent to $343 million from $356 million last year, due primarily to unusually adverse catastrophe experience in the first and third quarters. Excluding these items, core earnings for the nine-month period rose 19 percent to $601 million from $505 million for the comparable period in 1995. Revenues for ongoing operations, which exclude the GIC charge and other run-off operations, increased 6 percent to $9.1 billion, from $8.6 billion for the first nine months of last year.

        "This has been a pivotal 10 months for The Hartford. We became an independent company, elected Ramani Ayer as the company's next chairman and my successor, and we put some long-term problems behind us," said Frahm. "We also launched a family of mutual funds, forged ahead with our overseas expansion, and further solidified our relationship with The American Association of Retired Persons by winning a segment of their Group Health Insurance Program."

Environmental

        The asbestos and environmental charge The Hartford took today raises the company's asbestos and environmental reserves to $2.1 billion from $1.3 billion. The charge resulted from a comprehensive, ground-up analysis of the company's asbestos and environmental exposures in its property-casualty businesses.

        The study, which was launched this past April, examined policy, site and exposure level data in the company's primary, specialty, excess, surplus, and reinsurance operations. A prominent international actuarial firm reviewed The Hartford's approach and concluded that the way the company studied its exposures, the thoroughness of its analysis, and the way the company came to its estimates, were reasonable and comprehensive.

                                    -more-

3rd O/3

GIC

     The second charge The Hartford took today addressed its closed book GIC portfolio. By taking the charge, the company accelerates most of the future losses expected on its closed book GIC portfolio. The losses resulted from reinvestment at lower rates of GIC portfolio assets due to unprecedented mortgage prepayments in the early 1990s.

     ITT Hartford (NYSE: HIG) is one of the nation's oldest and largest international insurance and financial services operations, with 1995 revenues of $12.2 billion. As of September 30, 1996, ITT Hartford had assets of $104 billion and shareholder equity of $4.1 billion. It is a leading provider of commercial property and casualty insurance, automobile and homeowners coverages, and a variety of life insurance, annuities, employee benefits and asset management plans.

                                      ###

ITT Hartford's Internet address is http://www.itthartford.com.

                  ITT HARTFORD ENVIRONMENTAL STUDY FACT SHEET

WHAT IS THE STUDY: ITT Hartford's asbestos and environmental study involved a system-wide, ground-up analysis of the company's environmental and asbestos exposures. Using newly available methodologies and databases, the study examined policy, claim, site and exposure data of The Hartford's primary insurance companies, as well as its excess, surplus, reinsurance and run-off operations.

The scope of the study - involving primary, excess, surplus and reinsurance lines in its property-casualty operations - is unparalleled in the insurance industry.


WHY WAS THE STUDY CONDUCTED: As a responsible insurer with a tradition of prudent reserving, The Hartford believed it was necessary to capitalize on newly available methodologies and databases to examine its environmental and asbestos exposures throughout its property-casualty operations.


WHEN WAS THE STUDY PERFORMED: The study was launched this April and completed in October.


WHO CONDUCTED THE STUDY: The Hartford's claim, actuarial and legal personnel, working with outside counsel and consultants, conducted the study.

In addition, a prominent international actuarial firm reviewed The Hartford's approach and concluded that the way the company studied its exposures, the thoroughness of its analysis, and the way the company came to its estimates, were reasonable and comprehensive.

WHAT WERE THE STUDY'S FINDINGS: The study determined that the company needed to increase its reserves to $2.1 billion from $1.3 billion to cover its ultimate costs of environmental and asbestos claims. This reserve, resulting in a $510 million after-tax, third-quarter charge, will cover existing and future environmental and asbestos claims for the company's primary, excess, surplus and reinsurance lines in the United States, as well as for affected lines in its international operations.

Although survival ratio* is only one - and not the sole - measure of an insurer's reserving position, The Hartford's 8.7 year survival ratio for asbestos and 10.8 year survival ratio for pollution have now been strengthened to 15.1 years for asbestos and 16.7 years for pollution. The combined survival ratio for asbestos and environmental is now 16.1, up from 10.0 prior to this action, and positions The Hartford as one of the best reserved companies in the industry.

*Survival ratio is the number of years it would take to exhaust a company's asbestos and environmental reserves, based on current rate of annual spending. The Hartford's survival ratio is based on average annual spending over the most recent three-year period.

                                                                      10/18/96

                                     # # #

                                             ITT HARTFORD GROUP, INC. AND SUBSIDIARIES
                                                       CONSOLIDATED RESULTS
                                   THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1996 & 1995
                                          (In millions except for per share information)

        Third Quarter                                                                                     Nine Months
-------------------------------------                                                      ----------------------------------------
     1996          1995       % Chg                                                               1996          1995        % Chg
------------   ----------   ---------                                                      --------------    ----------   ---------
                                                            Highlights
                                                            ----------

$  (543)        $     173          NM    Net income (loss)                                   $      (304)    $     418         NM
                                         Core earnings (x-NAPC cats and weather
$   215         $     186         16%      related losses & environmental activity)          $       601     $     505        19%
    (49)              (14)      (250%)   Catastrophes and weather related losses                    (156)          (67)     (133%)
    (34)              (17)      (100%)   Environmental activity                                     (102)          (82)      (24%)
---------       ----------                                                                   ------------    ----------
$   132         $     155        (15%)     Core earnings                                     $       343     $     356        (4%)
=========       ==========                                                                   ============    ==========
$ 2,836         $   3,058         (7%)   Total revenues                                      $     9,140     $   8,977         2%

                                         Total assets                                        $   104,021     $  90,237        15%


                                                       Per Share Information
                                                       ---------------------

$ (4.63)        $    1.48           NM   Net income (loss)                                   $     (2.59)    $    3.57         NM
                                         Core earnings (x-NAPC cats and weather
$  1.83         $    1.59          15%     related losses and environmental activity)        $      5.13     $    4.31        19%
$  1.13         $    1.32         (14%)  Core earnings                                       $      2.93     $    3.04        (4%)
                                         Book value (including unrealized gain (loss))       $     34.68     $   42.60       (19%)
                                         Book value (excluding unrealized gain (loss))       $     34.00     $   43.54       (22%)

  117.2             117.1           0.1  Weighted average common shares outstanding                117.2         117.1        0.1

NM Not Meaningful

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

                                             ITT HARTFORD GROUP, INC. AND SUBSIDIARIES
                                                       CONSOLIDATED RESULTS
                                   THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1996 & 1995
                                                           (In millions)


                                                      SUMMARY SEGMENT RESULTS

                                                            Net Income
                                                            ----------
        Third Quarter                                                                               Nine Months
--------------------------                                                                    ---------------------------
  1996    1995      % Chg                                                                       1996     1995      % Chg
-------- -------  --------                                                                    --------  -------   --------
                                     North American P&C (x-cats and weather
$    126  $  108     17%               related losses & environmental activity)               $  352    $  278       27%
      24      28    (14%)            International                                                71        77       (8%)
      67      60     12%             Life                                                        180       157       15%
--------  ------                                                                              ------    ------
     217     196     11%               Ongoing operations                                        603       512       18%
      (2)    (10)    80%             Runoff (x-environmental activity)                            (2)       (7)      71%
--------  ------                       Consolidated core earnings (x-NAPC cats and            ------    ------
     215     186     16%                weather related losses & environmental activity)         601       505       19%
     (49)    (14)  (250%)            Catastrophes and weather related losses                    (156)      (67)    (133%)
     (34)    (17)  (100%)            Environmental activity                                     (102)      (82)     (24%)
--------  ------                                                                              ------    ------

     132     155    (15%)            Core earnings                                               343       356       (4%)

    (510)    -        -              A & E charges                                              (510)      -          -
    (169)    -        -              GIC charges                                                (169)      -          -
     (14)     12     NM              Allocated distribution items and other adjustments          (14)       25       NM
      18       6    200%             Net realized capital gains, after-tax                        46        37       24%
--------  ------                                                                              ------    ------
$   (543) $  173     NM                Net income (loss)                                      $ (304)   $  418       NM
========  ======                                                                              ======    ======

NM Not Meaningful

                    ITT HARTFORD GROUP, INC. AND SUBSIDIARIES
                             CONSOLIDATED RESULTS
         THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1996 & 1995
                                 (In millions)

                            SUMMARY SEGMENT RESULTS


                                   Revenues
                                   --------


        Third Quarter                                        Nine Months
    ---------------------                               ---------------------
    1996    1995    % Chg                               1996    1995    % Chg
    ----    ----    -----                               ----    ----    -----
$ 1,594  $ 1,589      -       North American P&C     $ 4,756  $ 4,746     -
    389      376      3%      International            1,178    1,106     7%
    993      983      1%      Life                     3,166    2,751    15%
-------  -------                                     -------  -------
  2,976    2,948      1%        Ongoing operations     9,100    8,603     6%
     70      110    (36%)     Runoff                     250      374   (33%)
                              GIC realized
   (210)     -       -          capital loss            (210)     -       -
-------  -------                                     -------  -------
$ 2,836  $ 3,058     (7%)      Total revenues        $ 9,140  $ 8,977     2%
=======  =======                                     =======  =======